Exhibit (a)(1)(i)

OFFER TO PURCHASE
CNO FINANCIAL GROUP, INC.

Offer to Purchase for Cash any and all of the
Outstanding 7.0% Convertible Senior Debentures Due 2016

The Offer will expire at 12:00 midnight, New York City time, at the end of Wednesday, March 27, 2013, unless the
Offer is extended (such date, as it may be extended, the “Expiration Date”) or earlier terminated by us. Holders of the Debentures must validly tender (and not validly withdraw) their Debentures on or prior to the Expiration Date in order to receive payment for the Debentures.  Your acceptance of the Offer may only be withdrawn under the circumstances described in this Offer to Purchase and in the Letter of Transmittal.

We are offering to purchase for cash, upon the terms and subject to the conditions set forth in this offer to purchase (this “Offer to Purchase”) and the related letter of transmittal (the “Letter of Transmittal”), any and all of our outstanding 7.0% Convertible Senior Debentures due 2016 (the “Debentures”).  Our offer to purchase the Debentures, and the terms and conditions of this Offer to Purchase and the Letter of Transmittal, are referred to herein, collectively, as the “Offer.”  The Offer will expire at 12:00 midnight, New York City time, at the end of the Expiration Date.

Upon the terms and subject to the conditions of the Offer, holders of Debentures who validly tender and do not validly withdraw their Debentures at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, will receive, for each $1,000 principal amount of such Debentures, a cash purchase price (the “Purchase Price”) equal to the sum of:

●	the Average VWAP (as defined herein) multiplied by 183.5145; plus

●	a fixed cash amount of $61.25,

provided that in no event will the Purchase Price be less than $1,454.13 per $1,000 principal amount of such Debentures.  The Purchase Price will not be adjusted at any time during the Offer for any dividends declared and/or paid on our common stock during the Offer.  In addition to the Purchase Price, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures to, but excluding, the settlement date of the Offer.  All amounts payable pursuant to the Offer will be rounded to the nearest cent.  See “The Offer—Principal Amount of Debentures; Price.”

Throughout the Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/CNO and from the Information Agent (as defined herein), which may be contacted at one of its telephone numbers listed on the back cover of this Offer to Purchase.  We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date.  We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/CNO and from the Information Agent.  Upon the terms and subject to the conditions of the Offer, all Debentures validly tendered in the Offer and not validly withdrawn at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be accepted for purchase in the Offer.

The Offer is not conditioned on any minimum aggregate principal amount of Debentures being tendered.  In addition, the Offer is not conditioned on a financing condition.  The Offer is, however, subject to the conditions discussed under “The Offer—Conditions of the Offer.”

CUSIP Numbers	Issuer	Title of Security	Aggregate Principal Amount Outstanding	Scheduled Expiration Date
12621EAC7 12621EAE3 12621EAF0 12621EAB9	CNO Financial Group, Inc.	7.0% Convertible Senior Debentures due 2016	$92,996,000	March 27, 2013

As of February 8, 2013, there was $92,996,000 aggregate principal amount of Debentures outstanding.  The Debentures are not listed on any securities exchange.  Our common stock is listed on the New York Stock Exchange under the symbol “CNO.”  On February 8, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $10.12 per share.

See “Certain Significant Considerations” beginning on page 10 for a discussion of factors you should consider in evaluating this Offer.

NEITHER THE OFFER TO PURCHASE NOR THE OFFER HAS BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”), NOR HAS THE SEC PASSED UPON THE FAIRNESS OR MERITS OF THE OFFER OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER TO PURCHASE.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The Dealer Manager for the Offer is:
Goldman, Sachs & Co.
Offer to Purchase dated February 11, 2013.

IMPORTANT INFORMATION

References in this Offer to Purchase to “the Company,” “we,” “us” and “our” refer to CNO Financial Group, Inc., a Delaware corporation, unless the context indicates otherwise.

All of the Debentures were issued in book-entry form and are currently represented by one or more global debentures held for the account of The Depository Trust Company (“DTC”).

You may tender your Debentures by transferring them through DTC’s Automated Tender Offer Program (“ATOP”) or following the other procedures described under “The Offer—Procedures for Tendering the Debentures.”

If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Debentures on your behalf on or prior to the Expiration Date.  Tenders not completed at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

Notwithstanding any other provision of the Offer, our obligation to purchase, and to pay the Purchase Price for, any Debentures validly tendered and not validly withdrawn pursuant to the Offer is conditioned upon the non-occurrence of each of the General Conditions (as defined herein).  See “The Offer—Conditions of the Offer.”  There can be no assurance that the conditions to the Offer will be satisfied.  We reserve the right to waive any of the conditions to the Offer.

You may direct questions and requests for assistance, including requests for additional copies of this Offer to Purchase or the Letter of Transmittal, to Global Bondholder Services Corporation, as information agent for the Offer (the “Information Agent”), and you may also direct questions regarding the Offer to Goldman, Sachs & Co., as the dealer manager for the Offer (the “Dealer Manager”), at their respective addresses and telephone numbers listed on the back cover to this Offer to Purchase.  Global Bondholder Services Corporation is also acting as the depositary for the Offer (the “Depositary”).  See “The Offer—Persons Employed in Connection with the Offer.”

Subject to applicable law (including Rule 13e-4(d)(2) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), delivery of this Offer to Purchase shall not under any circumstances create any implication that the information contained in or incorporated by reference in this Offer to Purchase is correct as of any time after the date of this Offer to Purchase or that there has been no change in the information included or incorporated by reference herein or in our affairs or the affairs of any of our subsidiaries since the date hereof.

None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Debentures as to whether or not to tender any Debentures.  None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or the Letter of Transmittal.  If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Each holder must comply with all applicable laws and regulations in force in any jurisdiction in which it participates in the Offer or possesses or distributes this Offer to Purchase and must obtain any consent, approval or permission required by it for participation in the Offer under the laws and regulations in force in any jurisdiction to which it is subject, and we shall not have any responsibility therefor.

i

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the periodic reporting requirements of the Exchange Act, and in accordance therewith file reports and other information with the SEC.  Such reports and other information filed with the SEC by us may be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, Room 1580, Washington, D.C. 20549.  Copies of such materials can be obtained at prescribed rates from the Public Reference Section of the SEC at 100 F Street, Room 1580, Washington, D.C. 20549.  Such material may also be accessed electronically at the SEC’s internet website located at http://www.sec.gov.  Statements made in this Offer to Purchase concerning the provisions of any contract, agreement, indenture or other document referred to herein are not necessarily complete.  With respect to each such statement concerning a contract, agreement, indenture or other document filed with the SEC, reference is made to such filing for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.

INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by us with the SEC are incorporated herein by reference and shall be deemed to be a part of this Offer to Purchase:

●
our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 27, 2012 (including the information specifically incorporated therein by reference to our Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 30, 2012, and as retrospectively updated by our Current Report on Form 8-K filed with the SEC on September 4, 2012);

●
our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2012, filed with the SEC on May 4, 2012, June 30, 2012, filed with the SEC on July 27, 2012, and September 30, 2012, filed with the SEC on November 1, 2012, as amended on February 1, 2013; and

●
our Current Reports on Form 8-K filed with the SEC on January 19, 2012, March 20, 2012, May 9, 2012 (excluding information under Item 7.01), August 1, 2012 (excluding information under Item 7.01), September 4, 2012 (two filings, excluding information under Item 7.01, one of which retrospectively updated our Annual Report on Form 10-K for the year ended December 31, 2011 and the other was amended on September 10, 2012 and again on September 11, 2012), September 21, 2012 (excluding information under Item 7.01), October 1, 2012 (excluding information under Item 7.01), January 2, 2013 and February 1, 2013.

We plan to file our Annual Report on Form 10-K for the fiscal year ended December 31, 2012 after the date of this Offer to Purchase and before the Offer has expired or is terminated.  When filed, such Annual Report on Form 10-K is incorporated by reference in this Offer to Purchase.  We are also incorporating by reference any other documents to the extent filed with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any Current Reports on Form 8-K containing only disclosure furnished pursuant to Item 2.02 or Item 7.01 unless otherwise indicated) on or after the date of this Offer to Purchase and until the Offer has expired or is terminated.

The information contained in each of the documents listed above speaks only as of the date of such document.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for purposes of this Offer to Purchase, to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement.  Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Offer to Purchase.

We have filed with the SEC a Tender Offer Statement on Schedule TO (the “Schedule TO”), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 thereunder, furnishing certain information with respect to the Offer.  The Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

You may request a copy of these filings, at no cost, by writing or telephoning us at:

CNO Financial Group, Inc.
11825 N. Pennsylvania Street
Carmel, Indiana 46032
Attention: Investor Relations
Telephone:  (317) 817-2893

ii

TABLE OF CONTENTS

IMPORTANT INFORMATION	i
WHERE YOU CAN FIND MORE INFORMATION	ii
INCORPORATION OF DOCUMENTS BY REFERENCE	ii
SUMMARY TERMS OF THE OFFER	1
FORWARD-LOOKING STATEMENTS	8
CERTAIN SIGNIFICANT CONSIDERATIONS	10
PRICE RANGE OF DEBENTURES AND COMMON STOCK; DIVIDENDS AND DIVIDEND POLICY	12
THE OFFER	13
Principal Amount of Debentures; Price	13
Procedures for Tendering the Debentures	16
Withdrawal Rights	19
Purchase of the Debentures; Payment of Purchase Price	21
Conditions of the Offer	21
Source and Amount of Funds	23
Extension of the Offer; Termination; Amendment	23
Debenture Ownership	24
Brokerage Commissions	24
Fees and Expenses	24
No Recommendation	24
Persons Employed in Connection with the Offer	25
Solicitation	25
Miscellaneous	25
PURPOSES, EFFECTS AND PLANS	27
Purposes of the Offer	27
Future Purchases	27
Material Differences in the Rights of Holders of the Debentures as a Result of the Offer	27
Effects on the Holders of Debentures not Tendered in the Offer	28
Retirement and Cancellation	29
Accounting Treatment of Repurchases of the Debentures in the Offer	29
Certain United States Federal Income Tax Consequences	29

iii

SUMMARY TERMS OF THE OFFER

This summary highlights selected information from this Offer to Purchase and does not contain all the information that may be important to you in deciding whether or not to tender your Debentures.  You should read the Offer to Purchase and the Letter of Transmittal in their entirety before making your decision to tender your Debentures.  Cross references contained in this summary section will direct you to a more complete discussion of a particular topic located elsewhere in this Offer to Purchase.

Who is making the Offer?

CNO Financial Group, Inc., the issuer of the Debentures, is making the Offer.  CNO Financial Group, Inc. is a Delaware corporation.  The mailing address of our principal executive offices is 11825 N. Pennsylvania Street, Carmel, Indiana 46032.  Our telephone number is (317) 817-6100.

Why is the Company making the Offer?

The principal purpose of the Offer is to reduce the amount of Debentures outstanding, thereby reducing the dilutive impact of the Debentures on our equity.  To the extent that any Debentures are tendered and accepted in the Offer, we will not be required to issue any shares of our common stock pursuant to the terms of such Debentures, eliminating the dilution that would have been caused by any such issuances.  See “Purposes, Effects and Plans—Purposes of the Offer.”

What are the securities being sought in the Offer and what is the purchase price?

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of our outstanding 7.0% Convertible Senior Debentures due 2016.  Upon the terms and subject to the conditions of the Offer, holders of Debentures who validly tender and do not validly withdraw their Debentures at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, will receive, for each $1,000 of such Debentures, a cash Purchase Price equal to the sum of:

●	the Average VWAP (as defined below) multiplied by 183.5145; plus

●	a fixed cash amount of $61.25,

provided that in no event will the Purchase Price be less than $1,454.13 per $1,000 principal amount of such Debentures. The Purchase Price will not be adjusted at any time during the Offer for any dividends declared and/or paid on our common stock during the Offer. In addition to the Purchase Price, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures to, but excluding, the settlement date of the Offer.  All amounts payable pursuant to the Offer will be rounded to the nearest cent.  See “The Offer—Principal Amount of Debentures; Price.”

The “Average VWAP” means the simple arithmetic average of the Daily VWAPs (as defined below) over the Averaging Period (as defined below).

The “Averaging Period” means the period of 30 consecutive trading days beginning on February 13, 2013 and ending on the Expiration Date.  For the avoidance of doubt, if not more than three scheduled trading days during the period beginning on February 13, 2013 are not trading days, we will extend the Expiration Date by a number of scheduled trading days that equals the number of scheduled trading days that were not trading days.

The “Daily VWAP” for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CNO.N <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by us).  The Daily VWAP will be determined without regard to pre-market hours or after hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day during which trading in our common stock generally occurs.

For the purposes of determining the Purchase Price, in the event that on a trading day there is a market disruption event, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by us.

“Market disruption event” means

●
a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session or

●
the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

The table below provides illustrations of the Purchase Price per $1,000 principal amount of Debentures assuming that the Average VWAP is at specified levels.  The actual Purchase Price will be subject to the minimum Purchase Price described above.

Illustrative Average VWAP	Illustrative Purchase Price
$7.00	$1,454.13
$7.25	$1,454.13
$7.50	$1,454.13
$7.75	$1,483.49
$8.00	$1,529.37
$8.25	$1,575.24
$8.50	$1,621.12
$8.75	$1,667.00
$9.00	$1,712.88
$9.25	$1,758.76
$9.50	$1,804.64
$9.75	$1,850.52
$10.00	$1,896.40
$10.25	$1,942.27
$10.50	$1,988.15
$10.75	$2,034.03
$11.00	$2,079.91
$11.25	$2,125.79
$11.50	$2,171.67
$11.75	$2,217.55
$12.00	$2,263.42
$12.25	$2,309.30
$12.50	$2,355.18
$12.75	$2,401.06
$13.00	$2,446.94
See “The Offer—Principal Amount of Debentures; Price—Illustrative Calculations of Purchase Price” for more detailed illustrative calculations of the Purchase Price.

As of February 8, 2013, there was $92,996,000 aggregate principal amount of Debentures outstanding.  The Debentures are not listed on any securities exchange.  Our common stock is listed on the New York Stock Exchange under the symbol “CNO.”  On February 8, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $10.12 per share.

When will I know the Purchase Price for the Offer?

We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date.  We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/CNO and from the Information Agent.  We note that the minimum Purchase Price with respect to the Offer per $1,000 principal amount of Debentures of $1,454.13 has already been established.  See “The Offer—Principal Amount of Debentures; Price.”

How may I obtain information regarding the Purchase Price during the Offer?

Throughout the Offer, an indicative Purchase Price will be available at http://www.gbsc-usa.com/CNO and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.  We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date.  We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/CNO and from the Information Agent.  See “The Offer—Principal Amount of Debentures; Price.”

Is there a minimum Purchase Price that will be paid in the Offer?

Yes.  In no event will the Purchase Price paid in the Offer for any Debentures validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date be less than $1,454.13.  If the pricing formula described above would result in a Purchase Price that is less than $1,454.13 per $1,000 principal amount of Debentures, subject to the other terms and conditions described in this Offer to Purchase, we will pay a purchase price equal to $1,454.13 per $1,000 principal amount of Debentures validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date.  See “The Offer—Principal Amount of Debentures; Price.”

Is there a maximum Purchase Price that will be paid in the Offer?

No. While there is a minimum purchase price that will be paid by us for Debentures validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, on the Expiration Date, there is no maximum Purchase Price.  See “The Offer—Principal Amount of Debentures; Price.”

Will I receive interest on my Debentures purchased pursuant to the Offer?

Yes.  Holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures to, but excluding, the settlement date of the Offer.

How and when will I be paid?

If your Debentures are accepted for purchase in the Offer, you will be paid the Purchase Price and the accrued and unpaid interest payable, in cash, promptly after the Expiration Date and the acceptance of such Debentures for purchase, which we expect to be on the business day immediately following the Expiration Date.  Payment will be made in U.S. dollars to an account designated by the Depositary, which will act as your custodian or nominee for the purpose of receiving payment from us and transmitting payment to you.  All amounts payable pursuant to the Offer will be rounded to the nearest cent.  See “The Offer—Purchase of the Debentures; Payment of Purchase Price.”

Will I have an opportunity to tender my Debentures in the Offer, or withdraw previously tendered Debentures, after the determination of the final Purchase Price?

Yes.  Since the Purchase Price to be paid in the Offer will be announced by us by 4:30 p.m., New York City time, on the Expiration Date and the Offer will not expire earlier than 12:00 midnight, New York City time, at the end of the Expiration Date, you will have approximately 7.5 hours following the determination of the Purchase Price to tender your Debentures in the Offer or to withdraw your previously tendered Debentures.  See “The Offer—Principal Amount of Debentures; Price,” “The Offer—Procedures for Tendering the Debentures” and “The Offer—Withdrawal Rights.”

If your Debentures are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender or withdraw your Debentures after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form (in the case of a tender) or a notice of withdrawal form (in the case of a withdrawal) to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described under “The Offer—Procedures for Tendering the Debentures” and “The Offer—Withdrawal Rights.”

How many Debentures will the Company purchase in all?

Upon the terms and subject to the conditions of the Offer, we will purchase any and all of our outstanding Debentures validly tendered and not validly withdrawn at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  See “The Offer—Principal Amount of Debentures; Price.”

Is the Offer subject to any minimum tender or other conditions?

Our obligation to purchase Debentures validly tendered and not validly withdrawn in the Offer is not subject to any minimum tender condition.  In addition, there is no financing condition to the Offer.  However, the Offer is conditioned upon the non-occurrence of each of the General Conditions.  See “The Offer—Conditions of the Offer.”

Will all of the Debentures I validly tender in the Offer, and do not validly withdraw, be purchased?

Upon the terms and subject to the conditions of the Offer, we will purchase all of the Debentures that you validly tender pursuant to the Offer and do not validly withdraw.

May I tender only a portion of the Debentures that I own?

Yes.  You do not have to tender all of the Debentures that you own to participate in the Offer, except that Debentures must be tendered in denominations of $1,000 or integral multiples thereof.

How long do I have to tender my Debentures in the Offer?

You will have until 12:00 midnight, New York City time, at the end of Wednesday, March 27, 2013 to decide whether or not to tender your Debentures in the Offer, provided that we do not choose to extend the Offer.  We cannot assure you that we will extend the Offer or, if we extend the Offer, for how long it will be extended.  See “The Offer—Principal Amount of Debentures; Price” and “The Offer—Procedures for Tendering Debentures”.

Under what circumstances can the Offer be extended, amended or terminated?

Subject to applicable law, we may extend the Offer, at any time or from time to time, for any reason.  Subject to applicable law, we also expressly reserve the right, at any time or from time to time, to amend the terms of the Offer in any respect.  We may terminate the Offer if any of the conditions described under “The Offer—Conditions of the Offer” fails to be satisfied.  If the Offer is terminated, no Debentures will be accepted for purchase and any Debentures that have been tendered will be returned to the holder promptly after the termination.  For more information regarding our right to extend, amend or terminate the Offer, see “The Offer—Extension of the Offer; Termination; Amendment.”

How will I be notified if the Offer is extended, amended or terminated?

Amendments to or terminations of the Offer may be made at any time and from time to time by notice to the Depositary followed by public announcement.  Such announcement, in the case of an extension, will be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.  See “The Offer—Extension of the Offer; Termination; Amendment.”

How do I participate in the Offer?

You may tender your Debentures by transferring the Debentures through ATOP or following the other procedures described under “The Offer—Procedures for Tendering Debentures.”

What must I do to participate if my Debentures are held of record by a broker, dealer, commercial bank, trust company or other nominee?

If you wish to tender your Debentures and they are held of record by a broker, dealer, commercial bank, trust company or other nominee, you should contact such entity promptly and instruct it to tender your Debentures on your behalf.  You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

Should you have any questions as to the procedures for tendering your Debentures, please call your broker, dealer, commercial bank, trust company or other nominee, or call the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.

If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Debentures on your behalf at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  Tenders not completed at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

See “The Offer—Procedures for Tendering the Debentures.”

Once I have tendered Debentures, can I change my mind?

You may withdraw previously tendered Debentures at any time before the Offer expires.  In addition, after the Offer expires, if we have not accepted for purchase the Debentures you have tendered, you may withdraw your Debentures at any time after midnight, New York City time, on the 40th business day after the commencement of the Offer.

To withdraw Debentures previously tendered, you or your broker, dealer, commercial bank, trust company or other nominee must cause the DTC participant holding the Debentures through its DTC account to timely generate a “Request Message” with respect to the withdrawal specifying the amount of Debentures to be withdrawn, the name of the registered holder of the Debentures and the number of the account at DTC to be credited with the withdrawn Debentures, and you must otherwise comply with DTC’s procedures.  See “The Offer—Withdrawal Rights.”

What is the market value of my Debentures as of a recent date?

There is no established reporting system or trading market for trading in the Debentures.  However, we believe that the Debentures are currently traded over-the-counter and that there is currently a high correlation between the trading prices for the Debentures and the trading prices for the shares of our common stock.  The closing price of our common stock on the New York Stock Exchange on February 8, 2013 was $10.12 per share.  The product of such closing price and 183.5145 shares of our common stock per $1,000 principal amount of Debentures equals $1,857.17.  See “Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Debentures as a Result of the Offer.”  You are urged to obtain more current price information for our common stock and the Debentures.  See “The Offer—Market and Recent Prices for the Debentures and our common stock.”

How will participation in the Offer affect my rights with respect to the Debentures?

If your Debentures are tendered and accepted in the Offer, you will receive the Purchase Price, together with accrued and unpaid interest with respect to the Debentures so tendered, to, but excluding, the settlement date of the Offer, but you will give up all rights and obligations associated with ownership of the Debentures.  See “Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Debentures as a Result of the Offer.”

If the Offer is completed and I do not participate in the Offer, how will my rights and obligations under my untendered Debentures be affected?

The rights and obligations under the Debentures that remain outstanding after settlement of the Offer will not change as a result of the Offer.  However, if a sufficiently large principal amount of Debentures does not remain outstanding after settlement of the Offer, any trading market for the remaining outstanding principal amount of Debentures may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Debentures.  See “Purposes, Effects and Plans—Material Differences in the Rights of Holders of the Debentures as a Result of the Offer” and “Purposes, Effects and Plans—Effects of the Offer on the Market for Debentures.”

Will I have to pay brokerage commissions or transfer taxes if I tender my Debentures in the Offer?

A registered holder of Debentures that tenders its Debentures directly to the Depositary and who does not give instructions for payment to be made or delivered, or unpurchased Debentures to be issued or delivered, to another person will not need to pay any brokerage commissions to us or the Depositary or transfer taxes.  If you hold Debentures through a broker or bank, you should ask your broker or bank whether you will be charged a fee to tender your Debentures.  See “The Offer—Procedures for Tendering the Debentures,” “The Offer—Purchase of the Debentures; Payment of Purchase Price” and “The Offer—Brokerage Commissions.”

What are the tax consequences of tendering my Debentures?

Holders of Debentures may be subject to United States federal income taxation upon the receipt of cash from us as payment for the Debentures tendered in the Offer.  See “Purposes, Effects and Plans—Certain United States Federal Income Tax Consequences.”

Is anyone making a recommendation regarding whether I should participate in the Offer?

None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Debentures as to whether or not to tender any Debentures.  None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal.  If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety.  We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

How will the Company pay for the Debentures?

We would need approximately $180.0 million to purchase all of the Debentures outstanding as of February 8, 2013, assuming a Purchase Price per $1,000 principal amount of Debentures of $1,918.42, based on an assumed Average VWAP of $10.12, which was the closing price per share of our common stock on the New York Stock Exchange on February 8, 2013, and assuming that the purchase of Debentures pursuant to the Offer is settled on March 28, 2013.  We intend to finance the Offer with cash on hand.  There is no financing condition to the Offer.  See “The Offer—Source and Amount of Funds.”

Who can I talk to if I have questions about the Offer?

Global Bondholder Services Corporation is acting as the Information Agent for the Offer and Goldman, Sachs & Co. is acting as the Dealer Manager for the Offer.  You may call the Information Agent or the Dealer Manager if you have any questions about the Offer.  See “The Offer—Persons Employed in Connection with the Offer” and the back cover of this Offer to Purchase for further information.

FORWARD-LOOKING STATEMENTS

Statements, trend analyses and other information contained in this Offer to Purchase relative to markets for our products and trends in our operations or financial results, as well as other statements, contain forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995.  Forward-looking statements typically are identified by the use of terms such as “anticipate,” “believe,” “plan,” “estimate,” “expect,” “project,” “intend,” “may,” “will,” “would,” “contemplate,” “possible,” “attempt,” “seek,” “should,” “could,” “goal,” “target,” “on track,” “comfortable with,” “optimistic” and similar words, although some forward-looking statements are expressed differently.  You should consider statements that contain these words carefully because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our results of operations, financial position, and our business outlook or they state other “forward-looking” information based on currently available information.  The “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2011, filed with the SEC on February 27, 2012 (and any updates of such section in any subsequent filings subsequently incorporated by reference herein), provides examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements.  Assumptions and other important factors that could cause our actual results to differ materially from those anticipated in our forward-looking statements include, among other things:

●	changes in or sustained low interest rates causing reductions in investment income, the margins of our fixed annuity and life insurance businesses, and sales of, and demand for, our products;

●
expectations of lower future investment earnings may cause us to accelerate amortization, write down the balance of insurance acquisition costs or establish additional liabilities for insurance products;

●
general economic, market and political conditions, including the performance and fluctuations of the financial markets which may affect the value of our investments as well as our ability to raise capital or refinance existing indebtedness and the cost of doing so;

●	the ultimate outcome of lawsuits filed against us and other legal and regulatory proceedings to which we are subject;

●	our ability to make anticipated changes to certain non-guaranteed elements of our life insurance products;

●	our ability to obtain adequate and timely rate increases on our health products, including our long-term care business;

●	the receipt of any required regulatory approvals for dividend and surplus debenture interest payments from our insurance subsidiaries;

●
mortality, morbidity, the increased cost and usage of health care services, persistency, the adequacy of our previous reserve estimates and other factors which may affect the profitability of our insurance products;

●	changes in our assumptions related to deferred acquisition costs or the present value of future profits;

●	the recoverability of our deferred tax assets and the effect of potential ownership changes and tax rate changes on their value;

●
our assumption that the positions we take on our tax return filings, including our position that the Debentures will not be treated as stock for purposes of Section 382 of the Internal Revenue Code of 1986, as amended, and will not trigger an ownership change, will not be successfully challenged by the Internal Revenue Service;

●	changes in accounting principles and the interpretation thereof (including changes in principles related to accounting for deferred acquisition costs);

●	our ability to continue to satisfy the financial ratio and balance requirements and other covenants of our debt agreements;

●
our ability to achieve anticipated expense reductions and levels of operational efficiencies including improvements in claims adjudication and continued automation and rationalization of operating systems;

●	performance and valuation of our investments, including the impact of realized losses (including other-than-temporary impairment charges);

●
our ability to identify products and markets in which we can compete effectively against competitors with greater market share, higher ratings, greater financial resources and stronger brand recognition;

●	our ability to generate sufficient liquidity to meet our debt service obligations and other cash needs;

●	our ability to maintain effective controls over financial reporting;

●	our ability to continue to recruit and retain productive agents and distribution partners and customer response to new products, distribution channels and marketing initiatives;

●
our ability to achieve eventual upgrades of our financial strength ratings and our insurance company subsidiaries as well as the impact of our ratings on our business, our ability to access capital, and the cost of capital;

●	the risk factors or uncertainties listed from time to time in our filings with the SEC;

●
regulatory changes or actions, including those relating to regulation of the financial affairs of our insurance companies, such as the payment of dividends and surplus debenture interest to us, regulation of the sale, underwriting and pricing of products, and health care regulation affecting health insurance products; and

●	changes in the U.S. federal income tax laws and regulations which may affect or eliminate the relative tax advantages of some of our products or affect the value of our deferred tax assets.

Other factors and assumptions not identified above are also relevant to the forward-looking statements, and it is not possible for us to predict all of them; nor can we assess the impact of each such factor or the extent to which any factor, or combinations of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statement.  Our forward-looking statements speak only as of the date made.  Except as required under the federal securities laws and the rules and regulations of the SEC (including Rule 13e-4(d)(2) under the Exchange Act, which requires that material changes in the Offer be promptly disseminated to security holders in a manner reasonably designed to inform them of such changes), we do not have any intention or obligation to update or to publicly announce the results of any revisions to any of the forward-looking statements to reflect actual results, future events or developments, changes in assumptions or changes in other factors affecting the forward-looking statements.

CERTAIN SIGNIFICANT CONSIDERATIONS

You should carefully consider the factors described below, in the sections titled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, which is incorporated herein (and any updates of such section in any subsequent filings subsequently incorporated by reference herein).  This Offer to Purchase, including the documents incorporated herein by reference, also contains forward-looking statements that involve risks and uncertainties.  Our actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including the risks faced by us described below and elsewhere in this Offer to Purchase, including in the documents incorporated by reference into this Offer to Purchase.

Risks Related to the Offer

Upon consummation of the Offer, holders who tender their Debentures will lose their rights under the Debentures, including their rights to future interest and principal payments with respect to their Debentures and their rights as a creditor of the Company.

If you tender your Debentures pursuant to the Offer, you will give up all of your rights as a holder of Debentures, including rights to future payment of principal of and interest on the Debentures, and you will cease to be a creditor of the Company.  You will also be giving up the right to convert your Debentures in accordance with their terms.  You will also give up the right to adjustments in the conversion rate for the Debentures in the event the Company increases its dividend, engages in certain other transactions or chooses to exercise its right to increase the conversion rate.

The liquidity of any trading market that currently exists for the Debentures may be adversely affected by the Offer and holders who do not tender their Debentures may find it more difficult to sell their Debentures.

If a significant percentage of the Debentures are purchased in the Offer, the liquidity of the trading market for the Debentures, if any, after the completion of the Offer may be substantially reduced.  Any Debentures purchased will reduce the aggregate principal amount of the Debentures outstanding.  As a result, the Debentures may trade at a discount to the price at which they would trade if the Offer were not consummated, subject to prevailing interest rates, the market for similar securities and other factors.  The smaller outstanding aggregate principal amount of the Debentures may also make the trading prices of the Debentures more volatile.  The trading market for the Debentures is quite limited at present and may become further limited as a result of the Offer.  We cannot assure you that an active market in the Debentures will exist or be maintained, or as to the prices at which the Debentures may be traded after the Offer is consummated.

The Company has not made a recommendation as to whether or not you should tender your Debentures in the Offer, and the Company has not obtained any third-party determination that the Offer is fair to the holders of the Debentures.

None of us, our management, our board of directors, the Dealer Manager, the Depositary or the Information Agent is making a recommendation as to whether or not holders of the Debentures should tender their Debentures pursuant to the Offer.  We have not retained nor do we intend to retain any person to act on behalf of the holders of the Debentures for purposes of negotiating the terms of this Offer or to pass upon the fairness of the Offer or make any recommendation regarding the Offer.

The failure to timely complete the Offer successfully could negatively affect the market price of our common stock and the trading price of the Debentures.

Several conditions must be satisfied or waived before we may complete the Offer, including that no material adverse change to our business, operations, properties, condition, assets, liabilities, prospects or financial affairs occurs prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  Conditions dependent upon the receipt of necessary governmental approvals may not be waived by us.  In addition, to the extent permitted by law, we reserve the right to extend the Offer in our sole discretion.  If the Offer is not timely completed, the market price of our common stock and the trading price of the Debentures may decline to the extent that such prices reflect the assumption that the Offer will be completed on the scheduled Expiration Date.  In addition, to the extent that we extend the Offer, the risks described elsewhere in these “Risks Related to the Offer” may be exacerbated.

PRICE RANGE OF DEBENTURES AND COMMON STOCK; DIVIDENDS AND DIVIDEND POLICY

There is no established reporting system or trading market for trading in the Debentures.  We believe that the Debentures are currently traded over-the-counter and that there is currently a high correlation between the trading prices for the Debentures and the trading prices for the shares of our common stock.

The principal market on which our common stock is traded is the New York Stock Exchange under the symbol “CNO.”  The high and low sales prices per share of our common stock as reported on the New York Stock Exchange are provided in the following table.

	High	Low
2011
First Quarter	$7.59	$6.23
Second Quarter	8.34	6.98
Third Quarter	8.15	5.28
Fourth Quarter	6.79	4.73

2012
First Quarter	$8.10	$6.10
Second Quarter	7.99	6.30
Third Quarter	10.18	7.55
Fourth Quarter	10.06	8.26

2013
First Quarter (through February 8, 2013)	$10.43	$9.34

On February 8, 2013, the closing price of our common stock on the New York Stock Exchange was $10.12 per share.

We urge you to obtain more current price information for our common stock and the Debentures during the Offer period.  See “The Offer—Principal Amount of Debentures; Price.”

We commenced payment of a dividend on our common stock in the second quarter of 2012.  The dividend is declared each quarter by our board of directors.  In determining dividends, our board of directors takes into consideration our financial condition, including current and expected earnings and projected cash flows.  We paid cash dividends of $0.02 per share of our common stock on each of June 25, 2012, September 24, 2012 and December 24, 2012.

THE OFFER

Principal Amount of Debentures; Price

We are offering to purchase for cash, upon the terms and subject to the conditions of the Offer, any and all of the outstanding Debentures for a Purchase Price for each $1,000 principal amount of Debentures equal to the sum of:

●	the Average VWAP (as defined below) multiplied by 183.5145; plus

●	a fixed cash amount of $61.25,

provided that in no event will the Purchase Price be less than $1,454.13 per $1,000 principal amount of such Debentures.  The Purchase Price will not be adjusted at any time during the Offer for any dividends declared and/or paid on our common stock during the Offer.  In addition to the Purchase Price, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures to, but excluding, the settlement date of the Offer.  All amounts payable pursuant to the Offer will be rounded to the nearest cent.

The “Average VWAP” means the simple arithmetic average of the Daily VWAPs (as defined below) over the Averaging Period (as defined below).

The “Averaging Period” means the period of 30 consecutive trading days beginning on February 13, 2013 and ending on the Expiration Date.  For the avoidance of doubt, if not more than three scheduled trading days during the period beginning on February 13, 2013 are not trading days, we will extend the Expiration Date by a number of scheduled trading days that equals the number of scheduled trading days that were not trading days.

The “Daily VWAP” for any trading day means the per share volume-weighted average price of our common stock on the New York Stock Exchange, as displayed under the heading “Bloomberg VWAP” on Bloomberg page “CNO.N <equity> AQR” (or its equivalent successor if such page is not available), in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session of the New York Stock Exchange on such trading day (or if such volume-weighted average price is unavailable, the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by us).  The Daily VWAP will be determined without regard to pre-market hours or after hours trading or any other trading outside of the regular trading session trading hours.

“Trading day” means a day during which trading in our common stock generally occurs.

For the purposes of determining the Purchase Price, in the event that on a trading day there is a market disruption event, then the Daily VWAP for such trading day shall be the market value of one share of our common stock on such trading day determined, using a volume-weighted average method, by us.

For the purposes of determining the Purchase Price, a “market disruption event” means:

●
a failure by the primary United States national or regional securities exchange or market on which our common stock is listed or admitted to trading to open for trading during its regular trading session; or

●
the occurrence or existence prior to 1:00 p.m., New York City time, on any scheduled trading day for our common stock for more than one half-hour period in the aggregate during regular trading hours of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the relevant stock purchase or otherwise) in our common stock or in any options, contracts or future contracts relating to our common stock.

Upon the terms and subject to the conditions of the Offer, all Debentures validly tendered in the Offer and not validly withdrawn will be accepted for purchase in the Offer.  As of February 8, 2013, there was $92,996,000 aggregate principal amount of Debentures outstanding.  The Debentures are not listed on any securities exchange.  Our common stock is listed on the New York Stock Exchange under the symbol “CNO.”  On February 8, 2013, the last reported sale price of our common stock on the New York Stock Exchange was $10.12 per share.

Illustrative Calculations of Purchase Price

For purposes of illustration, the table below indicates the total Purchase Price (and fixed and variable components thereof) that would be calculated on the basis of the pricing formula described above with respect to each $1,000 principal amount of Debentures, assuming a range of illustrative Average VWAPs indicated in the left-hand column.  The actual Average VWAP may be higher or lower than the illustrative Average VWAPs below.  The actual Purchase Price will be subject to the minimum Purchase Price described above.

Illustrative Average VWAP	Illustrative Variable Component of Purchase Price(1)	Fixed Component of Purchase Price	Illustrative Purchase Price
$7.00	—	—	$1,454.13
$7.25	—	—	$1,454.13
$7.50	—	—	$1,454.13
$7.75	$1,422.24	$61.25	$1,483.49
$8.00	$1,468.12	$61.25	$1,529.37
$8.25	$1,513.99	$61.25	$1,575.24
$8.50	$1,559.87	$61.25	$1,621.12
$8.75	$1,605.75	$61.25	$1,667.00
$9.00	$1,651.63	$61.25	$1,712.88
$9.25	$1,697.51	$61.25	$1,758.76
$9.50	$1,743.39	$61.25	$1,804.64
$9.75	$1,789.27	$61.25	$1,850.52
$10.00	$1,835.15	$61.25	$1,896.40
$10.25	$1,881.02	$61.25	$1,942.27
$10.50	$1,926.90	$61.25	$1,988.15
$10.75	$1,972.78	$61.25	$2,034.03
$11.00	$2,018.66	$61.25	$2,079.91
$11.25	$2,064.54	$61.25	$2,125.79
$11.50	$2,110.42	$61.25	$2,171.67
$11.75	$2,156.30	$61.25	$2,217.55
$12.00	$2,202.17	$61.25	$2,263.42
$12.25	$2,248.05	$61.25	$2,309.30
$12.50	$2,293.93	$61.25	$2,355.18
$12.75	$2,339.81	$61.25	$2,401.06
$13.00	$2,385.69	$61.25	$2,446.94

(1)	The illustrative variable component of the Purchase Price has been calculated by multiplying the applicable illustrative Average VWAP by a constant multiplier of 183.5145.

In addition, holders will receive, in respect of their Debentures that are accepted for purchase, accrued and unpaid interest on such Debentures to, but excluding, the settlement date of the Offer.  All amounts payable pursuant to the Offer will be rounded to the nearest cent.

Throughout the Offer, an indicative Average VWAP and the resulting indicative Purchase Price will be available at http://www.gbsc-usa.com/CNO and from the Information Agent at one of its telephone numbers listed on the back cover of this Offer to Purchase.  We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date.  We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/CNO and from the Information Agent.

The following summarizes the Purchase Price information that will be available during the Offer:

●
By 4:30 p.m., New York City time, on each trading day after the commencement date of the Offer and before the first day of the Averaging Period, the webpage will show an indicative Average VWAP and the resulting indicative Purchase Price calculated as though that day were the Expiration Date (i.e., it will show the indicative Average VWAP for that day and the preceding 30 trading days and the resulting indicative Purchase Price).

●
During each trading day during the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price using cumulative actual trading data, updated every three hours starting at 10:30 a.m., New York City time, on each trading day as follows:

o
On the first trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price that reflect the actual Intra-Day VWAP (as defined below) during the elapsed portion of that trading day.

o
On each subsequent trading day of the Averaging Period, the webpage will show the indicative Average VWAP and resulting indicative Purchase Price that reflect the simple arithmetic average of the Daily VWAP on the preceding trading days of the Averaging Period and the actual Intra-Day VWAP during the elapsed portion of such subsequent trading day, weighting the Daily VWAP for each preceding trading day in the period the same as such actual Intra-Day VWAP.  For example, at any time during the 30th trading day of the Averaging Period, the webpage will show the indicative Average VWAP equal to (a) the combined Daily VWAP for the preceding 29 trading days plus the actual Intra-Day VWAP during the elapsed portion of the 30th trading day divided by (b) 30, as well as the resulting indicative Purchase Price.

●
Each time the webpage is updated, it will also show the closing trading price (or, after the Averaging Period starts, a reasonably current trading price) for our common stock on the New York Stock Exchange.

“Intra-Day VWAP” at any time on any day means the volume weighted average price of our common stock on the New York Stock Exchange for the period beginning at the official open of trading on that day and ending as of that time on that day, as calculated by Bloomberg.  The data used to derive the Intra-Day VWAP during the Averaging Period will reflect a 20-minute reporting delay.

We will determine the final Purchase Price promptly after the close of trading on the New York Stock Exchange on the Expiration Date.  We will announce the final Purchase Price no later than 4:30 p.m., New York City time, on the Expiration Date, and the final Purchase Price will also be available by that time at http://www.gbsc-usa.com/CNO and from the Information Agent.

At any time during the Offer, you may also contact the Information Agent to obtain an indicative Average VWAP and the resulting indicative Purchase Price (and, once it is determined, the final Purchase Price) at one of its telephone numbers listed on the back cover of this Offer to Purchase.

All Debentures validly tendered but not purchased because the Offer is not completed will be returned to you at our expense promptly following the earlier of the termination or expiration of the Offer.

You may withdraw your Debentures from the Offer by following the procedures described under “The Offer—Withdrawal Rights.”

If we:

●	adjust the pricing formula or the minimum Purchase Price;

●	otherwise increase or decrease the Purchase Price to be paid for the Debentures; or

●	decrease the principal amount of Debentures we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described under “The Offer—Extension of the Offer; Termination; Amendment.”  The calculation of the final Purchase Price on the basis of the formula described above will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

The Offer is not conditioned on any minimum principal amount of Debentures being tendered.  In addition, there is no financing condition to the Offer.  However, the Offer is conditioned upon the non-occurrence of each of the General Conditions. See “The Offer—Conditions of the Offer.”

Procedures for Tendering the Debentures

All of the Debentures are held in book-entry form through the facilities of DTC, and all of the Debentures are currently represented by one or more global certificates held for the account of DTC.

If you desire to tender Debentures, you may tender such Debentures to the Depositary through DTC’s ATOP or by submitting a signed Letter of Transmittal, together with a confirmation of book-entry transfer of the Debentures and any other required documents, in either case by following the procedures set forth below.

Debentures may be tendered and accepted for payment only in principal amounts equal to minimum denominations of $1,000 and integral multiples of $1,000 in excess thereof.  No alternative, conditional or contingent tenders will be accepted.

We are not providing for procedures for tenders of Debentures to be made by guaranteed delivery.  Accordingly, you must allow sufficient time for the necessary tender procedures to be completed during the normal business hours of DTC on or prior to the Expiration Date.  If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the offer a number of days before the Expiration Date in order for such entity to tender Debentures on your behalf at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.  Tenders not completed at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date will be disregarded and of no effect.

How to Tender If You Are a Beneficial Owner but Not a DTC Participant

If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you will need to timely instruct your broker, dealer, commercial bank, trust company or other nominee to tender your Debentures at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date in the manner described below and upon the terms and conditions set forth in this Offer to Purchase.  Please refer to any materials forwarded to you by your broker, dealer, commercial bank, trust company or other nominee to determine how you can timely instruct your nominee to take these actions.

In order to participate in the Offer, you must instruct your broker, dealer, commercial bank, trust company or other nominee to participate on your behalf.  Your broker, dealer, commercial bank, trust company or other nominee should arrange for the DTC participant holding the Debentures through its DTC account to tender those Debentures in the Offer to the Depositary at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

If you hold your Debentures through a broker, dealer, commercial bank, trust company or other nominee, you should keep in mind that such entity may require you to take action with respect to the Offer a number of days before the Expiration Date in order for such entity to tender Debentures on your behalf at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

You are urged to instruct your broker, dealer, commercial bank, trust company or other nominee promptly to make arrangements for processing your instruction.

If you hold your Debentures through a broker or bank other than the Dealer Manager, you should ask your broker or bank if you will be charged a fee to tender your Debentures through such broker or bank.

How to Tender if You Are a DTC Participant

To participate in the Offer, a DTC participant must:

●	comply with the ATOP procedures of DTC described below; or

●
(i) complete and sign and date the Letter of Transmittal, or a facsimile of the Letter of Transmittal, (ii) have the signature on the Letter of Transmittal guaranteed if the Letter of Transmittal so requires, (iii) mail or deliver the Letter of Transmittal or facsimile thereof, together with any other documents required by the Letter of Transmittal, to the Depositary at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, and (iv) ensure that the Depositary receives, at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date, a timely confirmation of book-entry transfer of such Debentures into the Depositary’s account at DTC according to the procedure for book-entry transfer described below.

No documents should be sent to us, the Dealer Manager or the Information Agent.  An Agent’s Message (as defined herein) or the Letter of Transmittal should be delivered only to the Depositary.  The Depositary will not accept any tender materials other than the Letter of Transmittal or an Agent’s Message.

By tendering Debentures pursuant to the Offer, you will be deemed to have agreed that the delivery and surrender of the Debentures is not effective, and the risk of loss of the Debentures does not pass to the Depositary, until receipt by the Depositary of the items listed above together with all accompanying evidences of authority and any other required documents in form satisfactory to us.  In all cases, you should allow sufficient time to assure delivery to the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

Tendering through DTC’s ATOP

The Depositary will establish an account at DTC with respect to the Debentures for purposes of the Offer, and any financial institution that is a DTC participant may make book-entry delivery of eligible Debentures by causing DTC to transfer such Debentures into the Depositary’s account in accordance with DTC’s procedures for such transfer.

The Depositary and DTC have confirmed that Debentures held in book-entry form through DTC that are to be tendered in the Offer are eligible for ATOP.  To effectively tender Debentures, DTC participants may until 5:00 p.m., New York City time, on the Expiration Date, in lieu of physically completing and signing the Letter of Transmittal and delivering it to the Depositary, electronically transmit their acceptance through ATOP, and DTC will then verify the acceptance, execute a book-entry delivery to the Depositary’s account at DTC and send an Agent’s Message to the Depositary for its acceptance.  The confirmation of a book-entry transfer into the Depositary’s account at DTC as described above is referred to herein as a “Book-Entry Confirmation.”  Delivery of documents to DTC does not constitute delivery to the Depositary.

The term “Agent’s Message” means a message transmitted by DTC to, and received by, the Depositary and forming a part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgment from the DTC participant described in such Agent’s Message, stating that such participant has received and agrees to be bound by the terms and conditions of the Offer as set forth in this Offer to Purchase and the Letter of Transmittal, and that we may enforce such agreement against such participant.

To effectively tender Debentures after 5:00 p.m., New York City time, on the Expiration Date, but prior to 12:00 midnight, New York City time, at the end of the Expiration Date, DTC participants may complete and sign a Voluntary Offering Instructions form and deliver it via facsimile to the Depositary at the facsimile number shown on the back cover of this Offer to Purchase.  The Voluntary Offering Instructions form is available at http://www.gbsc-usa.com/CNO and is filed as an exhibit to the Schedule TO.  Immediately after delivering the Voluntary Offering Instructions form, a DTC participant should telephone the Depositary at its telephone number listed on the back cover of this Offer to Purchase to confirm receipt and determine if any further action is required.

If you desire to tender your Debentures on the Expiration Date through ATOP, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

If your Debentures are held of record through a broker, dealer, commercial bank, trust company or other nominee and you wish to tender your Debentures after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a Voluntary Offering Instructions form to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date, in accordance with the procedures described above.

Signature Guarantees

All signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the NYSE Medallion Signature Program or the Stock Exchange Medallion Program (each, a “Medallion Signature Guarantor”) unless the Debentures tendered or withdrawn, as the case may be, pursuant thereto are tendered (1) by the DTC participant whose name appears on a security position listing as the owner of the Debentures who has not completed the box entitled Special Payment Instructions or Special Delivery Instructions on the Letter of Transmittal or (2) for the account of a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc. or a commercial bank, trust company or other nominee having an office or correspondent in the United States.  If Debentures are registered in the name of a person other than the signatory of a Letter of Transmittal or a notice of withdrawal, as the case may be, or if delivery of the Purchase Price is to be made or tendered, or Debentures that are not accepted are to be returned, to a person other than the holder, then the signature on the Letter of Transmittal accompanying the tendered Debentures must be guaranteed by a Medallion Signature Guarantor as described above.

General Provisions

The method of delivery of Debentures and all other documents or instructions including, without limitation, an Agent’s Message and the Letter of Transmittal, is at your risk.

All questions as to the form of all documents and the validity (including time of receipt) and acceptance of all tenders and withdrawals of Debentures will be determined by us.  In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters.  Alternative, conditional or contingent tenders will not be considered valid.  We reserve the absolute right to reject any or all tenders of Debentures that are not in proper form or the acceptance of which would, in our opinion, be unlawful.  We also reserve the right to waive any defects, irregularities or conditions of tender as to particular Debentures.  A waiver of any defect of irregularity with respect to the tender of any Debenture shall not constitute a waiver of the same or any other defect or irregularity with respect to the tender of any other Debentures except to the extent we may otherwise so provide.  We will interpret the terms and conditions of the Offer.  In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our interpretation of the terms and conditions of the Offer.  Tenders of Debentures shall not be deemed to have been made until any defects or irregularities have been waived by us or cured.  None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any tender of Debentures, or will incur any liability to you for failure to give any such notification.

All tendering holders, by execution of the Letter of Transmittal or a Voluntary Offering Instructions form or a facsimile thereof, or transmission of an Agent’s Message through ATOP, waive any right to receive notice of the acceptance of their Debentures for purchase.

Debentures being tendered must be delivered to the Depositary in accordance with the procedures described in this Offer to Purchase, at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

No Appraisal Rights

No appraisal rights are available to holders of Debentures under applicable law in connection with the Offer.

Your Representation and Warranty; our Acceptance Constitutes an Agreement

A tender of Debentures under the procedures described above will constitute your acceptance of the terms and conditions of the Offer.  In addition, by instructing your custodian or nominee to tender your Debentures in the Offer, you are representing, warranting and agreeing that, among other things:

●	you have received a copy of this Offer to Purchase and the Letter of Transmittal and agree to be bound by all the terms and conditions of the Offer;

●	you have full power and authority to tender your Debentures;

●
you have assigned and transferred the Debentures to the Depositary and irrevocably constitute and appoint the Depositary as your true and lawful agent and attorney-in-fact to cause your Debentures to be tendered in the Offer, that power of attorney being irrevocable and coupled with an interest, subject only to the right of withdrawal described in this Offer to Purchase; and

●
your Debentures are being tendered, and will, when accepted by the Depositary, be free and clear of all charges, liens, restrictions, claims, equitable interests and encumbrances, other than the claims of a holder under the express terms of the Offer.

Your custodian or nominee, by delivering, or causing to be delivered, the Debentures and a completed Agent’s Message or Letter of Transmittal to the Depositary is representing and warranting that you, as owner of the Debentures, have represented, warranted and agreed to each of the above.

By tendering Debentures pursuant to the Offer, you will also be deemed to have agreed to, upon request, execute and deliver any additional documents deemed by the Depositary or by us to be necessary or desirable to complete the tender, sale, assignment and transfer of the Debentures tendered thereby.

Our acceptance for purchase of Debentures tendered under the Offer will constitute a binding agreement between you and us upon the terms and conditions of the Offer described in this and the related documents.  Such agreement will be governed by, and construed in accordance with, the laws of the State of New York.

Return of the Debentures if the Offer is not Completed

If any validly tendered Debentures are not purchased because the Offer is not completed, such unpurchased Debentures will be returned without cost to the tendering holder promptly after the earlier of the termination or expiration of the Offer by book-entry delivery through DTC to the accounts of the applicable DTC participants.

Backup Withholding and Information Reporting

For a discussion of certain United States federal income tax consequences to tendering holders, including possible information reporting and backup withholding, see “Purposes, Effects and Plans—Certain United States Federal Income Tax Consequences.”

Withdrawal Rights

Debentures tendered in the Offer may be withdrawn at any time at or prior to 12:00 midnight, New York City time, at the end of the Expiration Date and may also be withdrawn at any time after midnight, New York City time, on the 40thbusiness day after the commencement of the Offer if we have not accepted such Debentures for purchase by then.  Except as otherwise provided in this section, tenders of Debentures are irrevocable.

For a withdrawal of a tender of Debentures to be effective, a written or facsimile transmission notice of withdrawal must be received by the Depositary prior to 12:00 midnight, New York City time, at the end of the Expiration Date, by mail, fax or hand delivery at its address or facsimile number listed on the back cover of this Offer to Purchase or by a properly transmitted “Request Message” through ATOP.  Any such notice of withdrawal must:

●
specify the name of the person who tendered the Debentures to be withdrawn and the name of the DTC participant whose name appears on the security position listing as the owner of such Debentures, if different from that of the person who deposited the Debentures;

●	contain the aggregate principal amount of Debentures to be withdrawn and the number of the account at DTC to be credited with the withdrawn Debentures;

●	unless transmitted through ATOP, be signed by the holder thereof in the same manner as the original signature on the Letter of Transmittal, including any required signature guarantee(s); and

●
if the Letter of Transmittal was executed by a person other than the DTC participant whose name appears on a security position listing as the owner of the Debentures, be accompanied by a properly completed irrevocable proxy that authorized such person to effect such withdrawal on behalf of such holder.

Withdrawal of Debentures can only be accomplished in accordance with the foregoing procedures.

If you tendered your Debentures through a broker, dealer, commercial bank, trust company or other nominee and wish to withdraw your Debentures, you will need to make arrangements for withdrawal with your nominee.  Your ability to withdraw the tender of your Debentures will depend upon the terms of the arrangements you have made with your nominee and, if your nominee is not the DTC participant tendering those Debentures, the arrangements between your nominee and such DTC participant, including any arrangements involving intermediaries between your nominee and such DTC participant.

If you tendered Debentures through a broker, dealer, commercial bank, trust company or other nominee and you wish to withdraw your Debentures after 5:00 p.m., New York City time, on the Expiration Date, you must make arrangements with your nominee for such nominee to fax a notice of withdrawal to the Depositary at its number on the back cover of this Offer to Purchase on your behalf prior to 12:00 midnight, New York City time, at the end of the Expiration Date.

Through DTC, the Depositary will return to tendering holders all Debentures in respect of which it has received valid withdrawal instructions promptly after it receives such instructions.

All questions as to the form and validity (including time of receipt) of any notice of withdrawal of a tender will be determined by us.  In the event of a dispute, a court of competent jurisdiction has the power to review and make binding determinations with respect to our determinations of these matters.  We reserve the absolute right to reject any or all attempted withdrawals of Debentures that are not in proper form or the acceptance of which would, in our opinion, be unlawful.  We also reserve the right to waive any defects, irregularities or conditions of a withdrawal as to particular Debentures.  A waiver of any defect or irregularity with respect to the withdrawal of any Debenture shall not constitute a waiver of the same or any other defect or irregularity with respect to the withdrawal of any other Debenture except to the extent we may otherwise so provide.  Withdrawals of Debentures shall not be deemed to have been made until any defects or irregularities have been waived by us or cured.  None of us, the Dealer Manager, the Depositary, the Information Agent or any other person will be under any duty to give notification of any defect or irregularity in any notice of withdrawal of a tender or incur any liability for failure to give any such notification.

Withdrawals may not be rescinded, and any Debentures validly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer unless the withdrawn Debentures are validly re-tendered before the expiration of the Offer by following the procedures described under “The Offer—Procedures for Tendering the Debentures.”  If we extend the Offer, are delayed in our acceptance for purchase of Debentures, or are unable to purchase Debentures under the Offer for any reason, then, without prejudice to our rights under the Offer, the Depositary may, subject to applicable law, retain tendered Debentures on our behalf, and such Debentures may not be withdrawn except to the extent tendering holders are entitled to withdrawal rights as described in this section.

Purchase of the Debentures; Payment of Purchase Price

Upon the terms and conditions of the Offer, promptly following the Expiration Date, we will purchase and pay for, and thereby purchase, all Debentures validly tendered and not validly withdrawn.  We expect such purchase and payment to occur on the business day immediately following the Expiration Date.

For purposes of the Offer, we will be deemed to have accepted for purchase and therefore purchased Debentures that are validly tendered and not validly withdrawn only when, as and if we give notice to the Depositary of our acceptance of such Debentures for purchase.

Upon the terms and conditions of the Offer, promptly after the Expiration Date, we will accept for purchase and pay the Purchase Price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for any and all of the Debentures that are validly tendered and not validly withdrawn.

We will pay the aggregate Purchase Price, and accrued and unpaid interest payable pursuant to the terms of the Offer, for each of the Debentures purchased pursuant to the Offer to an account designated by the Depositary, which will act as custodian or nominee for tendering holders for the purpose of receiving payment from us and transmitting payment to the tendering holders.

We will not pay interest on the Purchase Price, or the accrued and unpaid interest payable pursuant to the terms of the Offer, with respect to any of the Debentures regardless of any delay in making payment on the part of the Depositary or DTC.  In addition, if certain events occur, we may not be obligated to purchase Debentures in the Offer.  See the conditions of the Offer under “The Offer—Conditions of the Offer.”

We will pay all transfer taxes, if any, payable on the transfer to us of Debentures purchased under the Offer.  If, however, (i) payment of the Purchase Price is to be made to any person other than the registered holder or (ii) Debentures not tendered for purchase are to be registered in the name of any person other than the registered holder, then the amount of all transfer taxes, if any (whether imposed on the registered holder, the other person or otherwise), payable on account of the transfer to the other person, will be deducted from the Purchase Price unless satisfactory evidence of the payment of the transfer taxes, or exemption therefrom, is submitted.

Conditions of the Offer

Notwithstanding any other provision of the Offer, we will not be required to purchase and pay for any Debentures tendered, and may terminate or amend the Offer or may postpone the acceptance for purchase of, or the purchase of and the payment for Debentures, subject to Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act which require that an offeror pay the consideration offered or return the Debentures tendered promptly after the termination or withdrawal of a tender offer, if any of the General Conditions, as described below, shall have occurred.  There is no financing condition to the Offer.

The “General Conditions” shall mean:

●	in our reasonable judgment, as determined prior to the expiration of the Offer, the purchase of Debentures will result in any adverse tax consequences to us; or

●	in our reasonable judgment, any of the following shall have occurred and be continuing:

●	there shall have occurred:

●	any general suspension of trading in, or limitation on prices for, securities in the United States securities or financial markets;

●	a material impairment in the trading market for debt or convertible debt securities;

●	any suspension or limitation of trading of any of our securities on any exchange or in the over-the-counter market;

●	a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (whether or not mandatory);

●
any limitation (whether or not mandatory) by any governmental authority on, or other event that, in our reasonable judgment, would have a reasonable likelihood of affecting, the extension of credit by banks or other lending institutions in the United States;

●
any attack on, outbreak or escalation of hostilities or acts of terrorism involving, the United States that would reasonably be expected to have a materially adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects; or

●
any significant adverse change in the United States securities or financial markets generally that, in our reasonable judgment, would have a material adverse effect on our or our affiliates’ business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates or in the case of any of the foregoing existing on the date hereof, a material acceleration or worsening thereof;

●
there exists an order, statute, rule, regulation, executive order, stay, decree, judgment or injunction that shall have been enacted, entered, issued, promulgated, enforced or deemed applicable by any court or governmental, regulatory or administrative agency or instrumentality that, in our reasonable judgment, would or would be reasonably likely to prohibit, prevent or materially restrict or delay consummation of the Offer or that is, or is reasonably likely to be, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

●
there shall have been instituted, threatened or be pending any action or proceeding before or by any court, governmental, regulatory or administrative agency or instrumentality, or by any other person, in connection with the Offer, that is, or is reasonably likely to be, in our reasonable judgment, materially adverse to our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates, or which would or might, in our reasonable judgment, directly or indirectly prohibit, prevent, restrict or delay consummation of the Offer or otherwise adversely affect the Offer in any material manner;

●
there shall have occurred any tender offer with respect to some or all of our outstanding common stock, or any merger, acquisition or other business combination proposal involving us or our affiliates made by any person or entity;

●
there exists any other actual or threatened legal impediment to the Offer or any other circumstances that would, in our reasonable judgment, materially adversely affect the transactions contemplated by the Offer, or the contemplated benefits of the Offer to us or our affiliates;

●
there shall have occurred any development that would, in our reasonable judgment, materially adversely affect our business, operations, properties, condition (financial or otherwise), assets, liabilities or prospects or those of our affiliates;

●	an event or events or the likely occurrence of an event or events that would or might reasonably be expected to prohibit, restrict or delay the consummation of the Offer; or

●
the trustee for the Debentures objects in any respect to, or takes any action that would be reasonably likely to materially and adversely affect, the consummation of the Offer, or takes any action that challenges the validity or effectiveness of the procedures used by us in the making of the Offer or in the acceptance of Debentures.

We expressly reserve the right to amend or terminate the Offer and to reject for purchase any Debentures not previously accepted for purchase, upon the occurrence of any of the General Conditions.  In addition, we expressly reserve the right to waive any of the conditions of the Offer, in whole or in part, on or prior to the Expiration Date.  We will give prompt notice of any amendment, non-acceptance, termination or waiver to the Depositary, followed by a timely public announcement.

These conditions are for our sole benefit, and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion.  If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right.  Each such right will be deemed an ongoing right that we may assert at any time or at various times.

All conditions to the Offer must be satisfied or waived prior to the expiration of the Offer; provided that any condition dependent upon the receipt of necessary governmental approvals may not be waived by the Company.  The Offer is not conditioned upon the tender of any minimum principal amount of Debentures.

Source and Amount of Funds

We would need approximately $180.0 million to purchase all of the Debentures outstanding as of February 8, 2013, assuming a Purchase Price per $1,000 principal amount of Debentures of $1,918.42, based on an assumed Average VWAP of $10.12, which is the closing price per share of our common stock on the New York Stock Exchange on February 8, 2013, and assuming that the purchase of Debentures pursuant to the Offer is settled on March 28, 2013.  We intend to finance the Offer with cash on hand.  There is no financing condition to the Offer.

Extension of the Offer; Termination; Amendment

We reserve the right, in our sole discretion, at any time and from time to time, to extend the period of time during which the Offer is open, and to delay acceptance for purchase of, and payment for any Debentures by giving notice of such extension to the Depositary and making a public announcement of such extension.  We also reserve the right, in our sole discretion, to terminate the Offer and not purchase or pay for any Debentures not previously accepted for purchase or paid for, or, subject to applicable law, to postpone payment for Debentures, if any conditions of the Offer fail to be satisfied, by giving notice of such termination or postponement to the Depositary and making a timely public announcement of such termination or postponement.  Our reservation of the right to delay acceptance for purchase or to delay payment for Debentures which we have accepted for purchase is limited by Rules 13e-4(f)(5) and 14e-1(c) under the Exchange Act, which require payment of the consideration offered or return of the Debentures promptly after termination or withdrawal of the Offer.

Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether or not any of the events or conditions described under “The Offer—Conditions of the Offer” have occurred or are deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the consideration offered in the Offer to holders of Debentures or by decreasing the principal amount of Debentures being sought in the Offer.  Amendments to the Offer may be made at any time and from time to time by public announcement, such announcement, in the case of an extension, to be issued no later than 9:00 a.m., New York City time, on the next business day after the last previously scheduled Expiration Date.

Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through PR Newswire, Business Wire or other comparable news service.

If we materially change the terms of the Offer or the information concerning the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2), 13e-4(e)(3), 13e-4(f)(1) and 14e-1(b) under the Exchange Act.  These rules and certain related releases and interpretations of the SEC provide that the minimum period during which a tender offer must remain open following material changes in the terms of the tender offer or information concerning the tender offer (other than a change in price or a change in percentage of Debentures sought) will depend on the facts and circumstances, including the relative materiality of such terms or information.  If we:

●	adjust the pricing formula or the minimum Purchase Price;

●	otherwise increase or decrease the Purchase Price to be paid for the Debentures; or

●	decrease the principal amount of Debentures we are seeking to purchase,

then the Offer must remain open, or will be extended, until at least ten business days from, and including, the date that notice of any such change is first published, sent or given in the manner described above.  The calculation of the final Purchase Price on the basis of the formula described above with respect to the Offer will not be considered an increase or decrease in the price to be paid in the Offer and will not require an extension of the Offer.

For purposes of the Offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

Other than an extension of the Offer, we are not aware of any circumstance that would cause us to delay acceptance of any validly tendered Debentures.

Debenture Ownership

Neither we, nor to the best of our knowledge, any of our executive officers, directors, affiliates or subsidiaries nor, to the best of our knowledge, any of our subsidiaries’ directors or executive officers, nor any associates or subsidiaries of any of the foregoing, (a) owns any Debentures or (b) has effected any transactions involving the Debentures during the 60 days prior to the date of this Offer to Purchase.  To the best of our knowledge, we will not acquire any Debentures from any of our directors, officers or affiliates pursuant to the Offer.

Brokerage Commissions

A registered holder of Debentures that tenders its Debentures directly to the Depositary will not need to pay any brokerage fee or commission to us or the Depositary in connection with the tender of such Debentures.  However, if a tendering holder effectuates such tender through its broker, dealer, commercial bank, trust company or other nominee, that holder may be required to pay such entity fees or commissions.  If you hold your Debentures through a broker or bank, you should ask your broker or bank if you will be charged a fee to tender your Debentures through such broker or bank.

Fees and Expenses

We will bear the expenses of soliciting tenders of Debentures.  The principal solicitation is being made electronically.  Additional solicitation may, however, be made by mail, e-mail, facsimile transmission, and telephone or in person by our officers and other employees and those of our affiliates and others acting on our behalf.  The Company will, upon request, reimburse brokers and dealers for customary mailing and handling expenses incurred by them in forwarding this Offer to Purchase to the beneficial owners of Debentures held by them as a nominee or in a fiduciary capacity.

No Recommendation

None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent makes any recommendation to any holder of Debentures as to whether or not to tender any Debentures.  None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal.  If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

Before making your decision, we urge you to read this Offer to Purchase, including the documents incorporated by reference herein, and the Letter of Transmittal in their entirety.  We also urge you to consult your financial and tax advisors in making your own decisions on what action, if any, to take in light of your own particular circumstances.

Persons Employed in Connection with the Offer

Dealer Manager

The Company has retained Goldman, Sachs & Co. to act as Dealer Manager in connection with the Offer.  The Dealer Manager may contact holders regarding the Offer and may request brokers, dealers, commercial banks, trust companies and other nominees to forward this Offer to Purchase and related materials to beneficial owners of Debentures.

The Company has agreed to pay the Dealer Manager a fee for their services as dealer manager in connection with the Offer.  In addition, the Company will reimburse the Dealer Manager for their reasonable out-of-pocket expenses, including the reasonable expenses and disbursements of their legal counsel.  The Company has also agreed to indemnify the Dealer Manager and their affiliates against certain liabilities in connection with their services, including liabilities under the federal securities laws.  At any given time, the Dealer Manager may trade the Debentures or other securities of the Company for their own accounts or for the accounts of their customers and, accordingly, may hold a long or short position in the Debentures.

In the ordinary course of business, the Dealer Manager and its affiliates have provided and may in the future continue to provide investment banking, commercial banking and other financial services to the Company and its subsidiaries for which they have received and will receive customary compensation.

Depositary

Global Bondholder Services Corporation has been appointed as the Depositary for the Offer.  We have agreed to pay the Depositary reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses.  All documents, if any, required to be delivered to the Depositary should be sent or delivered to the Depositary at the address listed on the back cover of this Offer to Purchase.  Delivery of the Letter of Transmittal to an address or transmission of instructions via facsimile other than as set forth on the back cover of this Offer to Purchase does not constitute a valid delivery of the Letter of Transmittal or such instructions.  See “The Offer—Procedures for Tendering the Debentures.”

Information Agent

Global Bondholder Services Corporation has been appointed as the Information Agent for the Offer.  We have agreed to pay the Information Agent reasonable and customary fees for its services and will reimburse the Information Agent for its reasonable out-of-pocket expenses.  Any questions and requests for assistance or requests for additional copies of this Offer to Purchase or the Letter of Transmittal should be directed to the Information Agent at the address listed on the back cover of this Offer to Purchase.

Solicitation

The Depositary will electronically distribute solicitation materials on our behalf.  In connection with the Offer, our officers, directors and regular employees may solicit tenders from holders of the Debentures and will answer inquiries concerning the terms of the Offer, in each case by use of the mails, personally or by telephone, electronic communication or other similar methods, but they will not receive additional compensation for soliciting tenders or answering any such inquiries.

Miscellaneous

This Offer to Purchase and the Letter of Transmittal will be mailed to record holders of the Debentures and will be furnished to brokers, dealers, commercial banks and trust companies whose names, or the names of whose nominees, appear on our list of holders of the Debentures or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of the Debentures.

We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law.  If we become aware of any jurisdiction where the making of the Offer or the acceptance of Debentures pursuant thereto is not in compliance with applicable law, we will make a good faith effort to comply with the applicable law.  If, after such good faith effort, we cannot comply with the applicable law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) holders of the Debentures in such jurisdiction.

Pursuant to Rule 13e-4 under the Exchange Act, we have filed the Schedule TO, which contains additional information with respect to the Offer.  The Schedule TO, including the exhibits and any amendments and supplements to that document, may be examined, and copies may be obtained, at the same places and in the same manner as is set forth under “Where You Can Find More Information.”

None of us, our management or board of directors, the Dealer Manager, the Depositary or the Information Agent has authorized any person to give any information or to make any representation in connection with the Offer other than the information and representations contained in this Offer to Purchase or in the Letter of Transmittal.  If anyone makes any recommendation or representation or gives any such information, you should not rely upon that recommendation, representation or information as having been authorized by us, the Dealer Manager, the Depositary or the Information Agent.

PURPOSES, EFFECTS AND PLANS

Purposes of the Offer

The principal purpose of the Offer is to reduce the amount of Debentures outstanding, thereby reducing the dilutive impact of the Debentures on our equity.  To the extent that any Debentures are tendered and accepted in the Offer, we will not be required to issue any shares of our common stock pursuant to the terms of such Debentures, eliminating the dilution that would have been caused by any such issuances.

Future Purchases

Following completion of the Offer, we may repurchase additional Debentures that remain outstanding in the open market, in privately negotiated transactions or otherwise.  Future purchases of Debentures that remain outstanding after the Offer may be on terms that are more or less favorable than the Offer. Rule 14e-5 under the Exchange Act prohibits us and our affiliates from purchasing Debentures outside of the Offer from the time that the Offer is first announced until the expiration of the Offer, subject to certain exceptions.  In addition, Rule 13e-4 under the Exchange Act generally prohibits us and our affiliates from purchasing any Debentures other than pursuant to the Offer until ten business days after the Expiration Date of the Offer, although there are some exceptions.  Future purchases, if any, will depend on many factors, which include market conditions and the condition of our business.

Material Differences in the Rights of Holders of the Debentures as a Result of the Offer

Effects on the Holders of Debentures Tendered and Accepted in the Offer

If your Debentures are tendered and accepted in the Offer, you will receive the Purchase Price per $1,000 principal amount of Debentures tendered and accepted, but will give up rights and obligations associated with ownership of such Debentures.  Below is a summary of certain rights that you will forgo and obligations of which you will be relieved if you tender your Debentures and the tender is accepted.  The summary below does not purport to describe all of the terms of the Debentures and is qualified in its entirety by reference to the Indenture, dated as of October 16, 2009 (as amended, supplemented, or modified from time to time, the “Indenture”) by and between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee, which will be an exhibit to the Schedule TO and which is incorporated herein by reference.  See “Where You Can Find More Information.”

Cash Interest Payments.  If you continue to hold any Debentures after settlement of the Offer, you will be entitled under the terms of the Debentures to receive regular semi-annual interest payments at the rate of 7.0% per annum.

Conversion Rights of Holders.  If you continue to hold any Debentures after settlement of the Offer, except in circumstances where any Conversion Blocker (as defined in the Indenture) is in effect with respect to those Debentures, holders of Debentures may surrender their Debentures, in integral multiples of $1,000 principal amount, for conversion into a number of shares of our common stock equal to the then effective conversion rate (i) in connection with a Conversion Make Whole Adjustment Event (as defined below) or (ii) at any time from, and including, June 30, 2013.

Except in circumstances where any Conversion Blocker is in effect with respect to those Debentures, a holder may surrender its Debentures for conversion upon the occurrence of any of the following events (each, a “Conversion Make Whole Adjustment Event”) at any time during the period from, and including, the effective date of such Conversion Make Whole Adjustment Event to, and including, the earlier of (i) the business day immediately preceding the 30th scheduled trading day immediately following the effective date (unless the maturity of the Debentures has been accelerated in connection with such Conversion Make Adjustment Event) and (ii) the close of business on the business day immediately preceding the maturity date of the Debentures:

●	a Change of Control (as defined below) occurs;

●	we convey, sell, transfer, dispose or lease all or substantially all of our consolidated assets to another person in one transaction or a series of transactions;

●	Existing Directors (as defined below) cease to constitute a majority of our board of directors;

●
shares of our common stock (or other common stock, American Depositary Receipts or American Depositary Shares issuable upon conversion of the Debentures) cease to be listed for trading on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or any of their respective successors); or

●	holders of our common stock approve any plan or proposal for our liquidation or dissolution or there is a plan in effect for our liquidation or dissolution.

“Change of Control” means any acquisition, directly or indirectly, by any person, or two or more persons acting in concert, of beneficial ownership of 50% or more of the outstanding shares of our voting stock, in each case other than any transaction (i) involving a merger or consolidation that does not result in a reclassification, conversion, exchange or cancellation of outstanding common stock or (ii) that is effected solely to change our jurisdiction of incorporation and results in a reclassification, conversion or exchange of outstanding shares of our common stock solely into shares of common stock of the surviving entity.

“Existing Directors” means those individuals who (i) were a member of our board of directors on October 16, 2009 or (ii) who subsequently became a member of our board of directors and whose election or initial nomination for election subsequent to October 16, 2009 was approved by a majority of our directors then still in office, either who were directors on October 16, 2009 or whose election or nomination for election was previously so approved.

Effects on the Holders of Debentures not Tendered in the Offer

The rights and obligations under the Debentures, if any, that remain outstanding after settlement of the Offer will not change as a result of the Offer.

Following settlement of the Offer, any trading market for the remaining outstanding Debentures may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Debentures.  Although you may be able to sell Debentures that you do not tender after settlement of the Offer, we cannot predict or assure you the price at which you will be able to sell such Debentures, which may be higher or lower than the Purchase Price paid by us in the Offer.  Settlement of the Offer will further reduce the liquidity of the Debentures, and there can be no assurance that holders of the Debentures after the completion of the Offer will be able to find willing buyers for their Debentures after the Offer.  See below under “—Effects of the Offer on the Market for Debentures.”

The closing price of our common stock on the New York Stock Exchange on February 8, 2013 was $10.12 per share.  The product of such closing price and 183.5145 shares of our common stock per $1,000 principal amount of Debentures equals $1,857.17.  Subject to the terms and conditions, except in circumstances where any Conversion Blocker is in effect with respect to those Debentures, the Debentures may be converted into our common stock in connection with a Conversion Make Whole Adjustment Event or at any time from, and including, June 30, 2013.

Effects of the Offer on the Market for Debentures

Our purchase of Debentures in the Offer will reduce the principal amount of Debentures that might otherwise be traded publicly and may reduce the number of holders of our Debentures.  There is no established reporting system or trading market for trading in the Debentures.  However, we believe the Debentures are currently traded over-the-counter.  Following settlement of the Offer, any trading market for the remaining outstanding Debentures may be less liquid and more sporadic, and market prices may fluctuate significantly depending on the volume of any trading in the Debentures.  You may be able to sell Debentures that you do not tender, however, we cannot predict or assure you the price at which you will be able to sell such Debentures, which may be higher or lower than the Purchase Price paid by us in the Offer.  Settlement of the Offer will further reduce the liquidity of the Debentures, and there can be no assurance that holders of the Debentures after the completion of the Offer will be able to find willing buyers for their Debentures after the Offer.

Retirement and Cancellation

Any Debentures not tendered or tendered but not accepted because they were not validly tendered shall remain outstanding upon completion of the Offer.  All Debentures validly tendered and accepted in the Offer will be retired and cancelled.

Accounting Treatment of Repurchases of the Debentures in the Offer

In accordance with generally accepted accounting principles, the Debentures have been recorded in our consolidated financial statements as notes payable and, to the extent the Debentures were issued with a beneficial conversion feature, a portion of the proceeds have been allocated to additional paid in capital (representing the intrinsic value related to the beneficial conversion feature).

The consideration we pay to purchase any Debentures is allocated between the notes payable and the beneficial conversion feature, if any.  The amount allocated to the beneficial conversion feature is based on the conversion price and the price of our shares of common stock on the purchase date and is recorded as a reduction to additional paid in capital.  The rest of the purchase price is allocated to the extinguishment of the note payable and is used to calculate the loss on extinguishment of debt recorded in our consolidated statement of operations.

Certain United States Federal Income Tax Consequences

The following is a general discussion of certain U.S. federal income tax considerations of the Offer to investors who are U.S. Holders or Non-U.S. Holders (each as defined below). This discussion is based on currently existing provisions of the Internal Revenue Code of 1986, as amended (the “Code”), existing, temporary and proposed Treasury regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect or proposed on the date hereof and all of which are subject to change or different interpretations, possibly with retroactive effect.  This discussion is limited to investors who hold the Debentures as capital assets within the meaning of Section 1221 of the Code. Moreover, this discussion is for general information only and does not address all of the tax consequences that may be relevant to particular investors in light of their personal circumstances or to certain types of investors subject to special tax rules (such as U.S. Holders having a functional currency other than the U.S. dollar, persons subject to special rules applicable to former citizens and residents of the United States, financial institutions, persons subject to the alternative minimum tax, grantor trusts, partnerships or other pass-through entities (or investors therein), real estate investment trusts, insurance companies, tax-exempt entities, dealers in securities or currencies, traders in securities who elect to apply a mark to market method of accounting, persons holding the Debentures in connection with a hedging transaction, straddle, conversion transaction or other integrated transaction, corporations treated as personal holding companies, controlled foreign corporations, passive foreign investment companies or Non-U.S. Holders that are owned or controlled by U.S. Holders).

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Debentures, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. We suggest that partners of a partnership holding Debentures consult their own tax advisors.

This discussion only addresses U.S. federal income tax consequences. Holders should consult their own tax advisors as to the particular tax consequences to them of tendering Debentures pursuant to the Offer or retaining Debentures, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

TO COMPLY WITH INTERNAL REVENUE SERVICE CIRCULAR 230, HOLDERS ARE HEREBY NOTIFIED THAT (1) ANY DISCUSSION OF U.S. FEDERAL TAX ISSUES CONTAINED OR REFERRED TO IN THIS OFFER TO PURCHASE IS NOT INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, BY HOLDERS FOR THE PURPOSES OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON THEM UNDER THE CODE; (2) SUCH DISCUSSION IS BEING USED IN CONNECTION WITH THE OFFER BY THE COMPANY AS ADDRESSED HEREIN; AND (3) EACH HOLDER SHOULD SEEK ADVICE BASED ON THE TAXPAYER’S PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Tendering U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of a Debenture that is, for U.S. federal income tax purposes:

●	an individual who is a citizen or resident of the United States;

●
a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized under the laws of the United States, any state thereof or the District of Columbia;

●	an estate whose income is includible in gross income for U.S. federal income tax purposes, regardless of its source; or

●
a trust whose administration is subject to the primary supervision of a U.S. court and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust, or that has a valid election in effect under Treasury regulations to be treated as a U.S. person.

Tenders of Debentures Pursuant to the Offer

In general, a U.S. Holder who receives cash in exchange for Debentures pursuant to the Offer will recognize gain or loss for U.S. federal income tax purposes equal to the difference between (1) the amount of cash received in exchange for those Debentures, except to the extent that such cash is attributable to accrued but unpaid stated interest, which will be taxable as ordinary income to the extent not previously included in income, and (2) the U.S. Holder’s adjusted tax basis in those Debentures at the time of the disposition.

Generally, a U.S. Holder’s adjusted tax basis for a Debenture will be equal to the cost of the Debenture to the U.S. Holder, increased (in the case of any Debenture issued with original issue discount (“OID”)) by any OID previously accrued by such U.S. Holder. If applicable, a U.S. Holder’s tax basis in a Debenture also generally will be (1) increased by any market discount previously included in income by the U.S. Holder, and (2) decreased (but not below zero) by any amortizable bond premium that the U.S. Holder has previously amortized.

Subject to the market discount rules described below, any gain or loss recognized on disposition of the Debentures pursuant to the Offer generally will be capital gain or loss and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period for the Debentures is more than one year. A reduced tax rate on long-term capital gain may apply to individual and other non-corporate U.S. Holders. The deductibility of capital losses by a U.S. Holder is subject to limitations.

Market Discount

A U.S. Holder that purchased a Debenture at a “market discount” generally will be required to treat any gain on the sale of that Debenture as ordinary income to the extent of the market discount accrued to the date of the disposition (on a straight line basis or, if elected, on a constant yield basis), less any portion of such accrued market discount previously included in the U.S. Holder’s income pursuant to an election. Subject to a statutory de minimis exception, market discount is the excess of the Debenture’s stated principal amount, in the case of any Debentures that were not issued with OID, or the Debenture’s revised issued price, in the case of any Debentures that were issued with OID, over the U.S. Holder’s tax basis in the Debenture immediately after its acquisition by such U.S. Holder.

Backup Withholding and Information Reporting

In general, information reporting will apply to all payments made to a U.S. Holder pursuant to the Offer. Backup withholding tax may apply to such payments if the U.S. Holder fails to:

●	furnish his, her or its taxpayer identification number (social security or employer identification number);

●	certify that his, her or its number is correct;

●	certify that he, she, or it is not subject to backup withholding; or

●	otherwise comply with the requirements of the backup withholding rules.

A U.S. Holder generally can satisfy these certification and other requirements by completing the Internal Revenue Service (the “IRS”) Form W-9 included in the Letter of Transmittal. Certain U.S. Holders (including corporations) are not subject to backup withholding and information reporting requirements. Any amounts withheld under the backup withholding rules from a payment to a U.S. Holder will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, so long as the required information is timely furnished to the IRS.

Tendering Non-U.S. Holders

As used herein, the term “Non-U.S. Holder” means a beneficial owner of a Debenture that, for U.S. federal income tax purposes, is an individual, corporation, trust or estate that is not a U.S. Holder.

Tenders of Debentures Pursuant to the Offer

Except as described under “—Tendering Non-U.S. Holders—Accrued Interest” and “—Tendering Non-U.S. Holders—Backup Withholding and Information Reporting” below, a Non-U.S. Holder generally will not be subject to U.S. federal income tax (and generally no such tax will be withheld) with respect to any gain realized on the disposition of Debentures pursuant to the Offer unless:

●
the Non-U.S. Holder is an individual who is present in the United States for a period or periods aggregating 183 or more days in the taxable year of the disposition and certain other conditions are met (in which case such gain (net of certain U.S. source losses) generally will be subject to a flat 30% tax unless an applicable income tax treaty provides otherwise);

●
the gain is effectively connected with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an income tax treaty, such gain is attributable to a U.S. permanent establishment of the Non-U.S. Holder), in which case such gain will be taxed as described below under “—Tendering Non-U.S. Holders—Effectively Connected Income”; or

●
the Company is, or has been, a U.S. real property holding corporation (“USRPHC”) during the shorter of the Non-U.S. Holder’s holding period or the five-year period ending on the date of disposition. We believe that we are not, nor have we been, a USRPHC.

Accrued Interest

Payments to a Non-U.S. Holder that are attributable to accrued but unpaid interest (which term, for purposes of this discussion of Non-U.S. Holders, includes any OID in respect of any Debentures that were issued with OID) generally will not be subject to U.S. federal income or withholding tax, provided that:

(1)
the Non-U.S. Holder, (a) does not actually or constructively own 10% or more of the total combined voting power of all of classes of our stock entitled to vote; (b) is not a controlled foreign corporation that is related to us actually or constructively through stock ownership; and (c) is not a bank receiving the interest pursuant to a loan agreement entered into in its ordinary course of business;

(2)	the interest payments are not effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business; and
(3)	the Non-U.S. Holder, as beneficial owner, satisfies the certification requirement.

The certification requirement is generally satisfied if the beneficial owner of a Debenture certifies on IRS Form W-8BEN (or a suitable substitute or successor form), under penalties of perjury, that he, she or it is not a U.S. person and provides his, her or its name and address, and

●	the beneficial owner timely files the IRS Form W-8BEN with the applicable withholding agent; or

●
in the case of Debentures held on behalf of a beneficial owner by a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business, the financial institution files with the applicable withholding agent a statement that it has received the IRS Form W-8BEN (or other appropriate type of IRS Form W-8) from the Non-U.S. Holder or from another financial institution acting on behalf of that Non-U.S. Holder, timely furnishes the applicable withholding agent with a copy thereof and otherwise complies with the certification requirements.  The applicable withholding agent, as used herein, is generally the last U.S. payor (or a non-U.S. payor who is a qualified intermediary, U.S. branch of a foreign person, or a withholding foreign partnership) in the chain of payment prior to payment to a Non-U.S. Holder (which itself is not a withholding agent).

Other alternative procedures exist in order to satisfy the certification requirement, depending upon the circumstances of the Non-U.S. Holder, including but not limited to situations in which the Debentures are held by certain intermediaries or partnerships. The certification requirement is not met if either we or the applicable withholding agent has actual knowledge or reason to know that the beneficial owner is a U.S. Holder or that the conditions of any exemption are not, in fact, satisfied. Non-U.S. Holders should consult their own tax advisors regarding the certification requirements for Non-U.S. Holders and the effect, if any, of the certification requirements on their particular situation.

Payments attributable to accrued interest not exempt from U.S. federal withholding tax as described above will be subject to such withholding tax at the rate of 30%, unless (1) subject to exemption or reduction under an applicable income tax treaty or (2) the interest is effectively connected with the conduct by a Non-U.S. Holder of a U.S. trade or business (as described below) and the Non-U.S. Holder provides IRS Form W-8ECI (or a suitable substitute or successor form) to the applicable withholding agent and meets any other certification requirement. In order to claim a reduced or zero withholding rate under an income tax treaty, the beneficial owner of the Debenture must, under penalties of perjury, provide the applicable withholding agent with a properly completed and executed IRS Form W-8BEN (or a suitable substitute or successor form) claiming an exemption from, or reduction in the rate of, withholding under the benefit of such income tax treaty and meet any other certification requirements.

Effectively Connected Income

Any interest on a Debenture and any gain from disposing of the Debenture, that in each case is considered effectively connected with the conduct by the Non-U.S. Holder of a U.S. trade or business (and, if an income tax treaty applies, is attributable to a U.S. “permanent establishment” maintained by such Non-U.S. Holder), generally will be subject to income tax at regular U.S. federal income tax rates as if the holder were a U.S. Holder. In addition, Non-U.S. Holders that are corporations may be subject to the “branch profits tax” on any earnings and profits that are effectively connected with a U.S. trade or business, including earnings from the Debenture.

Backup Withholding and Information Reporting

Subject to the discussion below, in general, information reporting and backup withholding will not apply to payments made to a Non-U.S. Holder pursuant to the Offer if, among other conditions, the Non-U.S. Holder properly certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption, so long as neither we nor the applicable withholding agent has actual knowledge, or reason to know, that the Non-U.S. Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. A Non-U.S. Holder generally may establish such an exemption by timely providing a properly executed IRS Form W-8BEN or W-8ECI (or successor form) to the applicable withholding agent. Notwithstanding the foregoing, however, information returns will generally be filed with the IRS in connection with payments to Non-U.S. Holders that are attributable to accrued but unpaid interest.

Any amounts withheld from a payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against such Non-U.S. Holder’s U.S. federal income tax liability and may entitle the holder to a refund, if the required information is timely furnished to the IRS.

Holders of Debentures Who Do Not Participate in the Offer

Holders of Debentures whose Debentures are not purchased by the Company in the Offer will not incur any tax liability as a result of the completion of the Offer.

The Depositary for the Offer is:

Global Bondholder Services Corporation

By Hand, Overnight Delivery or Mail (Registered or Certified Mail Recommended):	By Facsimile Transmission (for Eligible Institutions only):

Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006	Global Bondholder Services Corporation (212) 430-3775 Attention: Corporate Actions

Attention: Corporate Actions	Confirm by Telephone: (212) 430-3774

Any questions or requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers as set forth below.  Any requests for additional copies of this Offer to Purchase, the Letter of Transmittal or related documents may be directed to the Information Agent.  A holder may also contact such holder’s broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Global Bondholder Services Corporation 65 Broadway, Suite 404 New York, New York 10006

Banks and Brokers, Call Collect: (212) 430-3774

All Others Call Toll-Free: (866) 794-2200

The Dealer Manager for the Offer is:

Goldman, Sachs & Co. 200 West Street, 7th Floor New York, New York 10282 Toll Free: (800) 828-3182 Collect: (212) 902-5183